          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 21, 1994

                                 $490,000,000
(LOGO)                     USL CAPITAL CORPORATION
                         MEDIUM-TERM NOTES, SERIES D
             DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE

                               ------------------

     USL Capital Corporation (the "Company") may offer from time to time its Medium-Term Notes, Series D (the "Notes"), in an aggregate principal amount of up to $490,000,000 (or the equivalent thereof if any of the Notes are denominated in one or more foreign currencies or foreign composite currency units, such as the European Currency Unit (the "ECU")), subject to reduction as a result of the sale of other Debt Securities covered by the accompanying Prospectus. The Notes will be due from nine months to 30 years from the date of issue, as selected by the purchaser and agreed to by the Company. Unless otherwise set forth in an accompanying supplement to this Prospectus Supplement (a "Pricing Supplement"), the Notes will not be redeemable or repayable prior to the Maturity Date (as defined herein). Each Note will be denominated in U.S. dollars, a foreign currency or units of a foreign composite currency (the "Specified Currency") as specified in the applicable Pricing Supplement. See "Important Currency Information" and "Currency Risks." Unless otherwise indicated in the applicable Pricing Supplement, Notes denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples of $1,000. If the Notes are to be denominated in a Specified Currency other than U.S. dollars, the authorized denominations and currency exchange rate information will be set forth in the applicable Pricing Supplement. See "Description of Notes."
     The interest rate or interest rate formula with respect to each Note will be established by the Company on the date of issue of such Note and will be indicated in the applicable Pricing Supplement. Interest rates and interest rate formulas are subject to change by the Company, but no such change will affect the interest rate or interest rate formula on any Note previously issued or which the Company has agreed to sell. The Notes will bear interest at a fixed rate (which may be zero in the case of certain Notes issued at a discount from the principal amount payable at the Maturity Date) or at rates determined by reference to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate, the Kenny Rate or such other interest rate formula as may be designated in the applicable Pricing Supplement, as adjusted by the Spread and/or Spread Multiplier, if any, applicable to such Notes. See "Description of Notes." Interest on Fixed Rate Notes will be payable each June 1 and December 1 and at Maturity (as defined herein) unless otherwise indicated in the applicable Pricing Supplement. Interest on Floating Rate Notes will be payable on the dates indicated therein and in the applicable Pricing Supplement.
     Each Note will be issued only in fully registered form and will be represented by either a global security (a "Global Note") registered in the name of a nominee of The Depository Trust Company, as Depositary, or other depositary specified in the applicable Pricing Supplement (each such Note represented by a Global Note being referred to herein as a "Book-Entry Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to Participants' interests) and its participants (with respect to beneficial owners' interests). Except as described in "Description of Notes -- Book-Entry System," Book-Entry Notes will not be issuable in definitive form.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                CRIMINAL OFFENSE.
                            ------------------------

                                                  PRICE TO                 AGENTS'                    PROCEEDS TO
                                                  PUBLIC(1)           COMMISSIONS(1)(2)             COMPANY(1)(2)(3)
                                              -----------------  ---------------------------  ----------------------------
Per Note....................................       100.00%               .075%-.600%                99.925%-99.400%
Total(4)....................................    $490,000,000         $367,500-$2,940,000       $489,632,500-$487,060,000

------------

(1) Unless otherwise specified in a Pricing Supplement, the Price to Public of each Note will be 100% of its principal amount. The total Price to Public of all Notes sold, however, will not exceed $490,000,000 or the equivalent thereof in foreign currencies or currency units.
(2) The Company will pay to Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. (each an "Agent", collectively the "Agents") a commission ranging from .075% to .600% of the principal amount of any Note sold through any such Agent. The Company may also sell Notes to any Agent at a discount for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent or, if set forth in the applicable Pricing Supplement, at a fixed public offering price. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
(3) Before deducting expenses payable by the Company estimated at $285,000.
(4) Or the equivalent thereof in foreign currencies or currency units.
                            ------------------------

     The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Company may also sell the Notes to any Agent acting as principal at a discount for its own account or for resale to one or more investors or other purchasers. The Company has reserved the right to sell the Notes by other means. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer or solicitations of offers made hereby without notice. The Company or the Agent who solicits any offer to purchase may reject such offer, in whole or in part. See "Plan of Distribution."

GOLDMAN, SACHS & CO.                                             LEHMAN BROTHERS

MERRILL LYNCH & CO.                                            J.P. MORGAN & CO.
                               ------------------

           The date of this Prospectus Supplement is March 28, 1996.

                            SELECTED FINANCIAL DATA

     The selected financial data presented below for, and as of the end of, each of the three years in the period ended December 31,1995, have been derived from the financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants. This data should be read in conjunction with the financial statements, related notes and other financial information described under "Information Incorporated by Reference" in the Prospectus.

                                                                                   YEARS ENDED DECEMBER 31
                                                                                -----------------------------
                                                                                 1995       1994       1993
                                                                                -------    -------    -------
                                                                                    (DOLLARS IN MILLIONS)
SELECTED CONSOLIDATED STATEMENT OF INCOME INFORMATION:
  Revenues...................................................................   $ 678.9    $ 596.1    $ 564.5
  Expenses
    Sales, administrative and general........................................      65.3       62.3       70.4
    Interest.................................................................     276.9      220.8      189.9
    Depreciation -- operating leases.........................................     116.8      121.5      131.1
    Other....................................................................      24.2       31.7       50.9
                                                                                -------    -------    -------
      Total expenses.........................................................     483.2      436.3      442.3
                                                                                -------    -------    -------
  Income before taxes on income and cumulative effect of accounting change...     195.7      159.8      122.2
  Net income.................................................................     135.0      109.0       77.1
SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
  (at period end):
  Earning assets
    Investment in finance leases.............................................   $2,549.0   $2,435.4   $2,364.1
    Notes receivable.........................................................    1,039.6      824.6      721.3
    Investment in operating leases...........................................      904.4      711.6      694.7
    Investment in leveraged leases...........................................      438.5      266.4      190.5
    Investment in securities.................................................    1,064.8      700.4      562.9
    Inventory held for sale or lease.........................................      107.5       86.8       54.8
    Investments in associated companies......................................       17.2       17.8       18.3
                                                                                --------    -------    -------
      Total earning assets...................................................   6,121.0    5,043.0    4,606.6
  Goodwill...................................................................     177.6      183.4      189.2
  Total assets...............................................................   6,360.8    5,290.2    4,851.2
  Short-term notes payable...................................................   1,417.8    1,337.6      985.3
  Payable to parent and affiliates...........................................     109.6      134.8       79.5
  Long-term debt.............................................................   3,171.6    2,478.5    2,548.3
  Shareholder's equity.......................................................     837.9      743.1      737.6
OTHER DATA:
  Earning assets by business unit at period end (% of total)
    Business equipment financing.............................................        23%        27%        32%
    Fleet services...........................................................        11         11         10
    Transportation and industrial financing..................................        26         25         24
    Real estate financing....................................................         8          9          9
    Rail services............................................................        12         10          9
    Municipal and corporate financing........................................        20         18         16
                                                                                -------    -------    -------
      Total..................................................................       100%       100%       100%
                                                                                -------    -------    -------
  Credit losses, net of recoveries (% of average earning assets).............       0.1%       0.1%       0.2%
  Balance of accounts receivable 90-days delinquent at period end
    (% of earning assets)....................................................       0.4%       0.7%       1.0%
  Allowance for doubtful accounts at period end (% of earning assets)........       1.0%       1.2%       1.2%
  Ratio of earnings to fixed charges*........................................       1.70       1.72       1.63

------------
* The ratio of earnings to fixed charges has been computed by dividing income before taxes on income and fixed charges (after eliminating equity in undistributed net income of associated companies) by fixed charges. Fixed charges consist of interest, amortization of debt issue cost and discount or premium, and one-third of rentals (representing the estimated interest factor of such rentals).

                         IMPORTANT CURRENCY INFORMATION

     Purchasers are required to pay for each Note in the Specified Currency for such Note. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa. Although banks may offer non-U.S. dollar checking or savings account facilities in the United States, such accounts are not widely available. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such requests must be made on or before the third Business Day (as defined below) preceding the date of delivery of the Notes, or by such other date as determined by such Agent. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by purchasers of such Notes.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth under the heading "Description of the Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. The provisions of the Notes summarized herein will apply to such Notes unless otherwise specified in the applicable Pricing Supplement.

     Capitalized terms not defined in this Prospectus Supplement have the meanings assigned to such terms in the accompanying Prospectus. Unless otherwise indicated in the applicable Pricing Supplement, currency amounts in this Prospectus Supplement, the accompanying Prospectus and any Pricing Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S.$").

GENERAL

     The Notes will constitute a single series of Debt Securities for purposes of the Indenture designated as medium-term notes, Series D. As of the date hereof, $883,500,000 principal amount of medium-term notes, Series D were authorized and outstanding. The Notes offered hereby constitute an additional $490,000,000 principal amount of authorized medium-term notes, Series D. The foregoing limit, however, may be increased by the Company and the Company may from time to time sell additional series of Debt Securities, including additional series of medium-term notes. The U.S. dollar equivalent of the public offering price of Notes denominated in currencies other than U.S. dollars will be determined by the Exchange Rate Agent (as defined below) on the basis of the noon buying rate in The City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") for such currencies on the applicable issue dates.

     The Notes will be offered on a continuing basis and will mature from nine months to 30 years from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption or repayment prior to the Maturity Date at the price or prices specified in the applicable Pricing Supplement. Each Note will bear interest at either (i) a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at an Issue Price (as defined below) representing a discount from the principal amount payable at the Maturity Date or (ii) a floating rate determined by reference to the interest rate basis or combination of interest rate bases (the "Base Rate") specified in the applicable Pricing Supplement (a "Floating Rate Note") that may be adjusted by a Spread and/or Spread Multiplier (each as defined below).

     Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth below under "Book-Entry System," Book-Entry Notes will not be issuable in definitive form.

     The Notes will be issuable only in fully registered form. Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of the Notes denominated in U.S. dollars will be $1,000 or any larger amount that is an integral multiple of $1,000. The authorized denominations of Notes denominated in a Specified Currency other than U.S. dollars will be set forth in the applicable Pricing Supplement.

     "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (i) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York, (ii) if the Note is denominated in a Specified Currency other than U.S. dollars, (a) not a day on which banking institutions are authorized or required by law or regulation to close in the financial center of the country issuing the Specified Currency (which in the case of ECU shall be London and Luxembourg) and (b) a day on which banking institutions in such financial center are carrying out transactions in such Specified Currency, and
(iii) with respect to LIBOR Notes, a London Banking Day. Unless otherwise indicated in the applicable Pricing Supplement, "London Banking Day" means any day (i) if the Index Currency (as defined below) is other than ECU, on which dealings in deposits in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is the ECU, that is not designated as an ECU Non-Settlement Day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day on which payments on ECUs shall not be made.

     The "Maturity Date" of a Note is the date specified in the applicable Pricing Supplement as the fixed date on which such Note will mature. "Maturity" of a Note is the date on which the principal of such note becomes due and payable, whether if the Maturity Date, by acceleration, early redemption or repayment or otherwise.

     "Original Issue Discount Note" means a Note which has a stated redemption price at the Maturity Date that exceeds its Issue Price by more than a specified de minimus amount and which the applicable Pricing Supplement indicates will be an "Original Issue Discount Note."

     The Pricing Supplement relating to each Note will describe the following terms: (i) the Specified Currency with respect to such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note, including the authorized denominations); (ii) whether such Note is a Fixed Rate Note or a Floating Rate Note and whether such Note is an Original Issue Discount Note; (iii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price");
(iv) the date on which such Note will be issued (the "Original Issue Date"); (v) the Maturity Date and whether the Maturity Date can be renewed to a later date;
(vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any; (vii) if such Note is a Floating Rate Note, the Base Rate(s), the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Period, the Interest Payment Dates, the Index Maturity, the Index Currency, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any, (all as defined below) and any other terms relating to the particular method of calculating the interest rate for such Note; (viii) whether such Note may be redeemed or repaid prior to the Maturity Date and, if so, the provisions relating to such redemption or repayment; (ix) whether such Note is represented by one or more Global Notes, and, if so, any special provisions with respect to such Global Note or Notes; and (x) any other terms of such Note not inconsistent with the provisions of the Indenture.

     Certificated Notes may be presented for registration of transfer or exchange at the office or agency of the Company maintained for such purposes in The City of New York. The transfer or exchange of Book-Entry Notes will be effected as specified in "Book-Entry System" below.

     The Notes are referred to in the accompanying Prospectus as the "Debt Securities." For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of the Debt Securities" in the Prospectus. Unless otherwise specified in the applicable Pricing Supplement, the Notes will have the terms described below.

PAYMENT OF PRINCIPAL AND INTEREST

     The principal of and any premium and interest on each Note are payable by the Company in the Specified Currency for such Note. If the Specified Currency for a Note is other than U.S. dollars, the Company will (unless otherwise specified in the applicable Pricing Supplement) appoint an agent (the "Exchange Rate Agent") to determine the exchange rate for converting all payments in respect of such Note into U.S. dollars in the manner described in the following paragraph. The applicable Pricing Supplement will indicate the Exchange Rate Agent. Notwithstanding the foregoing, the Holder of a Note denominated in a Specified Currency other than U.S. dollars may (if the applicable Pricing Supplement so indicates) elect to receive all such payments in the Specified Currency by delivery of a written request to the Trustee not later than 15 calendar days prior to the applicable payment date. Such election will remain in effect until revoked by written notice to the Trustee received not later than 15 calendar days prior to the applicable payment date.

     Unless otherwise specified in the applicable Pricing Supplement, in the case of a Note denominated in a Specified Currency other than U.S. dollars (except for a Note denominated in ECU, for which the exchange rate will be calculated as set forth in the applicable Pricing Supplement), unless the Holder has elected otherwise, payment in respect of such Note shall be made in U.S. dollars based upon the exchange rate as determined by the Exchange Rate Agent based on the highest firm bid quotation for U.S. dollars received by such Exchange Rate Agent at approximately 11:00 a.m. (or, in the case of a payment of principal, prior to the close of business), New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted), from three recognized foreign exchange dealers in The City of New York selected by the Exchange Rate Agent and approved by the Company (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency. All currency exchange costs will be borne by the Holders of such Notes by deductions from such payments. If no such bid quotations are available, payments will be made in the Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, in which case payment will be made as described below under "Currency Risks -- Payment Currency."

     Unless otherwise specified in the applicable Pricing Supplement, payments in U.S. dollars of interest on Certificated Notes (other than interest payable at Maturity) will be made by mailing a check by first class mail to the Holders at the addresses of such Holders appearing on the Security Register on the applicable Regular Record Date. Notwithstanding the foregoing, the Company may at its option elect to make such payments in U.S. dollars by wire transfer of immediately available funds, but only if appropriate payment instructions have been received in writing by the Trustee not less than 15 calendar days prior to the applicable Interest Payment Date. Simultaneously with the election by any Holder to receive payments in a Specified Currency other than U.S. dollars (as provided above), such Holder shall provide appropriate payment instructions to the Trustee, and all such payments will be made in immediately available funds to an account maintained by the payee with a bank located outside the United States. Unless otherwise specified in the applicable Pricing Supplement, principal and any premium and interest payable at Maturity in respect of a Certificated Note will be paid in immediately available funds upon surrender of such Certificated Note at the office or agency of the Company in The City of New York.

     The total amount of any principal, premium or interest due on any Global Note representing one or more Book-Entry Notes on any Interest Payment Date or at Maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary in accordance with existing arrangements between the Trustee and the Depositary. The Depositary will allocate such payments to each Book-Entry Note represented by such Global Note and make payments to the owners or holders thereof in accordance with its existing operating procedures. Neither the Company nor the Trustee shall have any responsibility or liability for such payments by the Depositary. So long as the Depositary or its nominee is the registered owner of any Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Note for all purposes under the Indenture.

     Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described in the accompanying Prospectus under "Description of the Debt Securities -- Defaults and Certain Rights on Default," the amount of principal due and payable with respect to such Note shall be limited to the sum of the aggregate principal amount of such Note multiplied by the Issue Price, plus the original issue discount accrued from the Original Issue Date to the date of declaration, which accrual shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

     Unless otherwise specified in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days immediately preceding such Interest Payment Date whether or not such date shall be a Business Day. Interest payable and punctually paid or duly provided for on any Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding such Interest Payment Date; provided, however, that the first payment of interest on any Note with an Original Issue Date between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered Holder on such next succeeding Regular Record Date; provided, further, that interest payable at Maturity will be payable to the person to whom principal shall be payable.

     All percentages resulting from any calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all currency or currency unit amounts used and resulting from such calculations on the Notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upwards).

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from its Original Issue Date at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semi-annually each June 1 and December 1 (each an "Interest Payment Date") and at Maturity. Each payment of interest in respect of an Interest Payment Date shall include interest accrued to but excluding such Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date on, or the date of Maturity of, a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal and any premium or interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no additional interest shall accrue as a result of such delayed payment.

FLOATING RATE NOTES

     Each Floating Rate Note will bear interest from the Original Issue Date for such Note at the Initial Interest Rate set forth on the face thereof and in the applicable Pricing Supplement. Thereafter, the interest rate on such Note for each Interest Reset Period will be determined by reference to an interest rate basis or combination of interest rate bases (each a "Base Rate") plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any (each as specified in the applicable Pricing Supplement), in each case applicable to such Interest Reset Period until the principal thereof is paid or made available for payment. The "Spread" is the number of basis points (one basis point equals one-hundredth of a percentage point) that may be specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage that may be specified in the applicable Pricing Supplement as being applicable to such Note. Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (the "Maximum Interest Rate") or (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (the "Minimum Interest Rate"). In addition, a Floating Rate Note may have an interest rate calculated by adding or subtracting two or more Base Rates as adjusted. The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to the related Floating Rate Note for each Interest Reset Period: (i) the CD Rate (a "CD Rate Note"), (ii) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (iii) the Federal Funds Rate (a "Federal Funds Rate Note"), (iv) LIBOR (a "LIBOR Note"), (v) the Prime Rate (a "Prime Rate Note"), (vi) the Treasury Rate (a "Treasury Rate Note"), (vii) the Kenny Rate (a "Kenny Rate Note"), (viii) one or more fixed rates or (ix) such other Base Rate as may be set forth in such Pricing Supplement and in such Note.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (the "Interest Reset Period"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day, and in the case of a Kenny Rate Note, such Interest Reset Date shall not be postponed but shall remain the date specified in the applicable Pricing Supplement. If an auction falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date shall be the following day that is a Business Day.

     Interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually or annually (the "Interest Payment Period") and at Maturity. Except as provided below or in the applicable Pricing Supplement, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes with a semi-annual Interest Payment Period, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Payment Period, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Payment Date (other than at Maturity) for any Floating Rate Note is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the date of Maturity for a Floating Rate Note is not a Business Day, the payment of principal and any premium and interest will not be made on such date of Maturity but will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no additional interest shall accrue as a result of such delayed payment.

     Unless otherwise indicated in the applicable Pricing Supplement, interest payments on each Interest Payment Date for Floating Rate Notes will include accrued interest from and including the Original Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date or Maturity, as the case may be. Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise indicated in the applicable Pricing Supplement, the interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the cases where the Base Rate is CD Rate, Commercial Paper Rate, Federal Funds Rate, LIBOR or Prime Rate, by the actual number of days in the year, in the case where the Base Rate is Treasury Rate, or by 365, in the case where the Base Rate is Kenny Rate. Unless otherwise specified in an applicable Pricing Supplement, if the Base Rate for an applicable Interest Reset Period is a fixed rate, interest will be calculated on the basis of a 360-day year of twelve 30-day months. The interest factor for Notes for which the interest rate is calculated with reference to two or more Base Rates will be calculated in each period in the manner specified in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or
(ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any

Maximum or Minimum Interest Rate limitation and to any adjustment by a Spread and/or a Spread Multiplier; provided, however, that the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date set forth in the Pricing Supplement with respect to a Floating Rate Note will be the "Initial Interest Rate" specified in the applicable Pricing Supplement. The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by California law. Under present California law, there is no maximum rate applicable to the Notes.

     Unless otherwise indicated in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date where the Base Rate is other than LIBOR, Treasury Rate or Kenny Rate will be the second Business Day next preceding such Interest Reset Date. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date where the Base Rate is LIBOR will be the second London Banking Day next preceding such Interest Reset Date. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date where the Base Rate is Treasury Rate will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity specified on the face of the Treasury Rate Note are auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date where the Base Rate is Kenny Rate will be the day of the week in which such Interest Reset Date falls on which Kenny Information Systems or Lehman Brothers Special Financing Inc., announces the applicable index or rate, as the case may be. Kenny Information Systems normally publishes its index on Tuesday of each week, unless that day is a legal holiday, in which case, it is published on Wednesday.

     Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date shall be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or date of Maturity.

     Unless otherwise indicated in the applicable Pricing Supplement, The Chase Manhattan Bank (National Association) will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent will also provide such information to the Trustee and Paying Agent as soon as the interest rate with respect to the Floating Rate Notes has been determined and as soon as practicable after any change in such interest rate.

     Except as otherwise indicated in the applicable Pricing Supplement, on each Interest Reset Date the rate of interest on a Floating Rate Note shall be the rate determined in accordance with the provisions of the applicable heading below.

  CD RATE

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, applicable to the Interest Reset Period) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)." In the event that such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Certificates of Deposit." In the event that such rate is not published in Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CD Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent (after consultation with the Company) for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate for the applicable period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no Interest Reset Period, the Initial Interest Rate).

     CD Rate Notes, like other Notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

  COMMERCIAL PAPER RATE

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, applicable to the Interest Reset Period) specified in the Commercial Paper Rate Notes and the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519), under the heading "Commercial Paper." In the event that such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper." In the event that such rate is not published in Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent (after consultation with the Company) as of 11:00 a.m., New York City time, on such Interest Determination Date, for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no Interest Reset Period, the Initial Interest Rate).

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                            D X 360
  Money Market Yield =    -----------    X 100
                           360-(D X M)

where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  FEDERAL FUNDS RATE

     Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, applicable to the Interest Reset Period) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." In the event that such rate is not published in the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent (after consultation with the Company) as of 9:00 a.m., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

  LIBOR

     LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, applicable to the Interest Reset Period) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, with respect to a LIBOR Note indexed to the offered rates for deposits in the Index Currency designated in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to an Interest Determination Date, LIBOR will be either (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity, each as designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, which appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 a.m., London time, on such Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency having the Index Maturity, each as designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, which appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 a.m., London time, on such Interest Determination Date. In the case where (a) above applies, if fewer than two offered rates appear on the Designated LIBOR Page specified in the applicable Pricing Supplement (unless, as aforesaid, only a single rate is required), or, in the case where (b) above applies, if no rate appears on the Designated LIBOR Page specified in the applicable Pricing Supplement, as applicable, LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          (ii) With respect to an Interest Determination Date on which this provision applies, LIBOR will be determined on the basis of the rates at which deposits in the Index Currency having the Index Maturity, each as designated in the applicable Pricing Supplement, are offered at approximately 11:00 a.m., London time, on such Interest Determination Date by four major banks ("Reference Banks") in the London interbank market, selected by the Calculation Agent (after consultation with the Company) to prime banks in the London interbank market commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount of not less than the equivalent of U.S. $1,000,000 that is representative for a single transaction in such market and in the specified Index Currency at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center (as defined below), on such Interest Determination Date by three major money center banks (which may include affiliates of the Agents) in such Principal Financial Center selected by the Calculation Agent (after consultation with the Company) for loans in the Index Currency designated in the applicable Pricing Supplement to leading European banks having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than the equivalent of U.S. $1,000,000 that is representative for a single transaction in such market and in the specified Index Currency at such time; provided, however, that if the banks in such Principal Financial Center selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     "Designated LIBOR Page" means either (i) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display designated as Page "LIBO" on the Reuters Monitor Money Rates Service (or such other page that may replace the LIBO Page on that service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency), or (ii) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, page 3750) had been specified.

     "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to U.S. dollars, Deutsche marks, and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, and Luxembourg, respectively.

  PRIME RATE

     Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, applicable to the Interest Reset Period) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate on such date set forth in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 for such Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Interest Determination Date by at least two major money center banks in The City of New York selected by the Calculation Agent (after consultation with the Company). If fewer than two such rates are quoted as aforesaid, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by one or two, as the case may be, substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent (after consultation with the Company) to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate for the applicable period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate). "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying the prime rate or base lending rate of major United States banks).

  TREASURY RATE

     Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, applicable to the Interest Reset Period) specified in the Treasury Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such Interest Determination Date of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "U.S. Government Securities -- Treasury bills -- auction average (investment)." In the event that such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Treasury Rate will be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Interest Determination Date as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate for such Interest Determination Date will be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent (after consultation with the Company) for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate for the applicable period will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

  KENNY RATE

     Kenny Rate Notes will bear interest at the interest rates (calculated with reference to the Kenny Rate and the Spread and/or Spread Multiplier, if any, applicable to the Interest Reset Period) specified in the Kenny Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Kenny Rate" means, with respect to any Interest Determination Date, the per annum rate on such date equal to the index published by the Kenny Information Systems or its successor, based upon 30-day yield evaluations at par of bonds, the interest on which is excludable from gross income for federal income tax purposes under the Internal Revenue Code of 1986 (the "Code"), of not less than five "high grade" component issuers selected from time to time by the Kenny Information Systems, including without limitation, issuers of general obligation bonds, provided however that the bonds on which the Index is based shall not include any bonds the interest on which is subject to an "alternate minimum tax" or similar tax under the Code, unless all tax-exempt bonds are subject to such tax. In the event that such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Kenny Rate for such Interest Determination Date will be the rate quoted by Lehman Brothers Special Financing Inc. or its successor equalling the prevailing rate for bonds rated in the highest short-term rating category by Moody's Investors Service and Standard & Poor's Corporation in respect of issuers selected by Lehman Brothers Special Financing Inc. most closely resembling the "high grade" component issuers selected by Kenny Information System that are subject to tender by the holders thereof for purchase on not more than seven days notice and the interest on which is (i) variable on a weekly basis, (ii) excludable from gross income for federal income tax purposes under the Code, and (iii) not subject to an "alternate minimum tax" or similar tax under the Code, unless all tax-exempt bonds are subject to such tax; provided, however, that if Lehman Brothers Special Financing Inc. is not quoting as mentioned in this sentence, the Kenny Rate for the applicable period will be the same as the Kenny Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

RENEWABLE NOTES

     The Pricing Supplement relating to each Note will indicate whether the Holder of such Note has the option to renew the Maturity Date of such Note to one or more dates (each a "New Maturity Date") indicated in the applicable Pricing Supplement. If the Holder has such option with respect to any such renewable Note (a "Renewable Note"), the following procedures will apply, unless otherwise specified in the applicable Pricing Supplement.

     Each Renewable Note will mature on the Maturity Date as indicated in the applicable Pricing Supplement; provided, that the Maturity Date may be renewed, at the option of the Holder, to the New Maturity Date or Dates, if any, shown in the applicable Pricing Supplement if the Holder of such Note so elects, in the manner specified below, prior to the applicable Notice of Renewal Date shown in the applicable Pricing Supplement. Such election will be irrevocable and will be binding upon each subsequent Holder of such Note. If no New Maturity Date or Dates are indicated with respect to a Note, the Maturity Date of such Note will not be renewed.

     Any such election to renew the Maturity Date of a Renewable Note will be effective only if notice thereof is provided to the Company in the manner described below. The Maturity Date of such Note may be renewed, at the option of the Holder thereof, to each successive New Maturity Date indicated in the applicable Pricing Supplement if the Holder of such Note presents a duly completed and executed notice, in the applicable form attached to such Note, together with such Note, to the Trustee in The City of New York or such other address as the Company shall from time to time notify the Holders of the Notes not less than ten nor more than 30 days prior to the applicable Notice of Renewal Date shown in the applicable Pricing Supplement; provided, however, that if a Holder of such Note does not make an election with respect to a specified New Maturity Date, such Note may not be renewed to a subsequent New Maturity Date. The Trustee will provide the Holder with a new Note indicating the New Maturity Date. Any option by the Holder to renew the Maturity Date of a Renewable Note must be exercised with respect to the entire principal amount thereof unless otherwise provided in the applicable Pricing Supplement. All questions as to the validity, eligibility (including time of receipt) and acceptance of any option to renew the Maturity Date of such Note will be determined by the Company, whose determination will be final and binding.

BOOK-ENTRY SYSTEM

     Upon issuance, if indicated in the applicable Pricing Supplement, all Fixed Rate Book-Entry Notes having the same Original Issue Date, interest rate, Maturity Date, Specified Currency and other terms will be represented by a single Global Note. In addition, if indicated in the applicable Pricing Supplement, all Floating Rate Book-Entry Notes having the same Base Rate(s), Original Issue Date, Initial Interest Rate, Interest Payment Dates, Index Maturity, Index Currency, Interest Reset Dates, Interest Determination Dates, Spread (if any), Spread Multiplier (if any), Minimum Rate (if any), Maximum Rate (if any), Maturity Date, Specified Currency and other terms will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable for Certificated Notes in definitive form except under the circumstances described below.

     The Depositary has advised the Company and the Agents as follows: it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

     Purchase of interests in the Global Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such interests on the Depositary's records. The ownership interest of each actual purchaser of interests in the Global Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Global Notes, except as described below.

     To facilitate subsequent transfers, all Global Notes deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Global Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the interests in the Global Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts interests in the Global Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangement among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all the interests in the Global Notes are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such Global Note to be redeemed.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts interests in the Global Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Global Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee, the Company, its paying agent or the Securities Registrant, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or its paying agent, disbursement of such payments to Direct and Indirect Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     The Depositary may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to the Company or the Paying Agent. The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depository).

     Unless and until it is exchanged in whole or in part for Certificated Notes of such series in definitive form, a Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or nominee of such successor.

     The Book-Entry Notes of a series of Notes represented by one or more Global Notes are exchangeable for Certificated Notes in definitive form of like tenor as such Book-Entry Notes if (i) the Depositary for such Global Notes notifies the Company that it is unwilling or unable to continue as Depositary for such Global Notes or if at any time such Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, a successor depositary is not appointed by the Company within 90 days,
(ii) the Company in its discretion at any time determines not to have all of the Book-Entry Notes of such series represented by one or more Global Note or Notes and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Notes of such series. Any Book-Entry Note that is exchangeable pursuant to the preceding sentence is exchangeable for Certificated Notes issuable in authorized denominations and registered in such names as the Depositary holding such Global Note shall direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of such Depositary or its nominee or in the name of a successor of such Depositary or a nominee of such successor.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

REDEMPTION

     The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to the Maturity Date, or that such Note will be redeemable at the option of the Company on a date or dates specified prior to the Maturity Date at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Notes will not be subject to any sinking fund. The Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part, unless otherwise specified in the applicable Pricing Supplement, upon not less than 30 nor more than 60 days' notice. If less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

REPAYMENT AND REPURCHASE

     The Pricing Supplement relating to each Note will indicate either that such Note cannot be repaid prior to the Maturity Date, or that the Note will be repayable at the option of the Holder on a date or dates specified prior to the Maturity Date at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

     In order for a Note to be repaid, the Company must receive at the Corporate Trust Office of the Trustee, or at the office or agency of the Company maintained for such purposes in the Borough of Brooklyn, The City of New York, unless otherwise specified in the applicable Pricing Supplement, at least 30 days, but not more than 45 days, prior to the specified repayment date (i) the Note with the form entitled "Option to Elect

Repayment" on the Note duly completed or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the Holder of the Note, the principal amount of the Note, the amount of the Note to be repaid (which shall not be less than the minimum authorized denomination of such Note), the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the Note duly completed will be received by the Company at such location not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Company at such location by such fifth Business Day. Exercise of the repayment option by the Holder of a Note shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment, if any, is an authorized denomination. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Company whose determination will be final and binding.

     If a Note is represented by a Global Security, the Depositary or its nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary or its nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

     Unless otherwise specified in the applicable Pricing Supplement, if an Original Issue Discount Note is to be repaid prior to its Maturity Date, the amount of principal due and payable with respect to such Note shall be limited to the sum of the principal amount of such Note multiplied by the Issue Price, plus the original issue discount accrued from the Original Issue Date to the date of declaration, which accrual shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

DEFEASANCE AND COVENANT DEFEASANCE

     The defeasance and covenant defeasance provisions described in the Prospectus will not be applicable to the Notes.

                                 CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Notes that are denominated in a Specified Currency other than the currency of the country in which the purchaser is resident or the currency (including any composite currency) in which the purchaser conducts its business (the "home currency") entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Specified Currency and the possibility of the imposition or modification of foreign exchange controls with respect to the Specified Currency. Such risks generally depend on factors over which the Company has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange for certain currencies have been highly volatile, and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency in which a Note is denominated against the relevant home currency would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a home currency basis. In addition, depending on the specific terms of a Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss to the investor of all or a substantial portion of the principal of a Note.

     Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a Specified Currency on an Interest Payment Date or at Maturity with respect to a Note. At present, the Company has identified the following currencies and currency units in which payments of principal and interest on Notes may be made:
Australian Dollars, Canadian Dollars, Danish Kroner, German Marks, Hong Kong Dollars, Japanese Yen, Italian Lire, New Zealand Dollars, Spanish Pesetas, United States Dollars and European Currency Units. There can be no assurances that exchange controls will not restrict or prohibit payments of principal or interest in any such currency or currency unit. Even if there are no actual exchange controls, it is possible that on an Interest Payment Date or at Maturity with respect to any particular Note, a Specified Currency for such Note would not be available to the Company to make payments of interest and principal then due.

     THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN A PROSPECTIVE PURCHASER'S HOME CURRENCY, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN CURRENCIES (INCLUDING COMPOSITE CURRENCIES) OTHER THAN THE PARTICULAR HOME CURRENCY. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     Pricing Supplements relating to Notes denominated in a Specified Currency other than U.S. dollars may contain information concerning historical exchange rates for such Specified Currency against the U.S. dollar, a description of the currency and any exchange controls affecting such currency.

PAYMENT CURRENCY

     Except as set forth below, if payment on a Note is required to be made in a foreign currency and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions in that country or within the international banking community, then all payments due on that due date with respect to such Note shall be made in U.S. dollars. The amount so payable on any date in such foreign currency shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate or as otherwise indicated in the applicable Pricing Supplement.

     If payment on a Note is required to be made in ECU and ECU is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or is no longer used in the European Monetary System, all payments due on that due date with respect to the Notes shall be made in U.S. dollars. The amount so payable on any date in ECU shall be converted into U.S. dollars, at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts which were components of the ECU as of the last date on which the ECU was used in the European Monetary System. The equivalent of the ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate, or as otherwise indicated in the applicable Pricing Supplement.

     If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

     All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to the approval of the Company). In the absence of manifest error, such determinations shall be conclusive for all purposes and binding on Holders of the Notes.

FOREIGN CURRENCY JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of California. Although courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than the U.S. dollar, California statutory law provides that in a California court a judgment on a claim expressed in a currency other than U.S. dollars shall be stated in the amount of the currency in which the parties have agreed that payment is to be made, and a foreign currency judgment is payable in that foreign currency or, at the option of the debtor, in the amount of the U.S. dollars which will purchase that amount of foreign currency at the rate of exchange in effect on the banking day next preceding the date of payment. Nevertheless, if for purposes of obtaining a judgment against the Company in any court it becomes necessary to convert the sum due into U.S. dollars, the Indenture provides that the rate of exchange into U.S. dollars in respect of any such judgment will be determined on the Business Day prior to the day the judgment is rendered. If the rate of exchange were ultimately determined by reference to the date of the judgment, Holders of the Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the Trustee converts U.S. dollars to the specified currency or composite currency for payment of the judgment.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Orrick, Herrington & Sutcliffe, Special Tax Counsel to the Company, the following summary correctly describes certain United States federal income tax consequences of the ownership of Notes as of the date hereof. This summary is based on the Internal Revenue Code of 1986 (the "Code") as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, affecting the accuracy of the statements set forth herein. This summary does not purport to address all federal income tax matters that may be relevant to particular purchasers of Notes. For example, it generally is addressed only to original purchasers of the Notes, deals only with Notes held as capital assets within the meaning of Section 1221 of the Code, and does not address tax consequences of holding Notes that may be relevant to investors in special tax situations, such as life insurance companies, tax-exempt organizations, dealers in securities or currencies, Notes held as a hedge or as part of a hedging, straddle or conversion transaction or Holders whose "functional currency" (as defined in Code section 985) is not the United States dollar (a "nonfunctional currency"). Persons considering the purchase of Notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations. Additional United States federal income tax consequences applicable to particular Notes may be set forth in the applicable Pricing Supplement.

     Payment of Interest. Except as set forth below, interest on a Note will be taxable to a Holder as ordinary interest income at the time it accrues or is received, in accordance with the Holder's method of accounting for tax purposes. Special rules governing the treatment of Notes issued at an original issue discount are described under "Original Issue Discount" below. Additional United States federal income tax consequences applicable to particular Notes issued at an original issue discount may be set forth in the applicable Pricing Supplement.

     Original Issue Discount. The following is a summary of the principal federal income tax consequences of the ownership of Notes issued at an original issue discount. It is based in part upon the rules governing original issue discount that are set forth in Code sections 1271 through 1275 and in Treasury regulations thereunder (the "OID Regulations"). The OID Regulations were issued as final Treasury regulations on January 27, 1994, and they adopted, with certain changes, the proposed Treasury regulations on the same subjects that were published in the Federal Register on December 22, 1992. On December 16, 1994, the Internal Revenue Service issued proposed Treasury regulations relating to contingent payment debt instruments, which also contained proposed amendments to the OID Regulations with regard to variable rate debt instruments (the "Proposed Regulations"). The Proposed Regulations supersede the proposed Treasury regulations relating to contingent payment debt instruments previously released by the Internal Revenue Service in 1986 and 1991, the latter of which provided rules to bifurcate certain contingent payment debt instruments into their component parts. In general, the Proposed Regulations are proposed to be effective for debt instruments issued on or after the date that is 60 days after final regulations are published. Proposed Treasury regulations are subject to modification through the adoption of final regulations, and the Internal Revenue Service has provided no assurance that any final regulations will be consistent with the Proposed Regulations or that taxpayers may rely upon such regulations for guidance prior to the issuance of any final regulations. The following summary does not discuss the application of the Proposed Regulations to, or address the federal income tax consequences of, an investment in contingent payment debt instruments. In the event the Company issues contingent payment debt instruments, the applicable Pricing Supplement will describe the material federal income tax consequences.

     A Note which has an issue price of less than its "stated redemption price at maturity" generally will be issued at an original issue discount for federal income tax purposes. The issue price of a Note generally is the first price at which a substantial amount of the issue of Notes is sold to the public (excluding bond houses, brokers, or similar persons acting in the capacity of underwriters or wholesalers). The "stated redemption price at maturity" is the total amount of all payments provided by the Note other than "qualified stated interest" payments; qualified stated interest generally is stated interest that is unconditionally payable at least annually either at a single fixed rate, or, to the extent described below, at a "qualifying variable rate." A Note will be considered to have de minimis original issue discount if the excess of its stated redemption price at maturity over its issue price is less than the product of 0.25% of the stated redemption price at maturity and the number of complete years to maturity (or the "weighted average maturity" in the case of a Note that provides for payment of an amount other than qualified stated interest before maturity). Holders of Notes having de minimis original issue discount generally must include a proportionate amount of each payment of stated principal in income as a payment received in retirement of the Note.

     Holders of Notes issued at an original issue discount that is not de minimis original issue discount and that mature more than one year from the date of issuance will be required to include such original issue discount in gross income for federal income tax purposes as it accrues, in advance of receipt of the cash attributable to such income. Original issue discount accrues based on a compounded, constant yield to maturity; accordingly, Holders of Notes issued at an original issue discount will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods. The annual amount of original issue discount includable in income by the initial Holder of a Note issued at an original issue discount will equal the sum of the daily portions of the original issue discount with respect to the Note for each day on which such Holder held the Note during the taxable year. Generally, the daily portions of the original issue discount are determined by allocating to each day in an accrual period the ratable portion of the original issue discount allocable to such accrual period. The term "accrual period" means an interval of time with respect to which the accrual of original issue discount is measured, and which may vary in length over the term of the Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the beginning or end of an accrual period. The amount of original issue discount allocable to an accrual period will be the excess of (i) the product of the "adjusted issue price" of the Note at the commencement of such accrual period and its "yield to maturity" over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The "adjusted issue price" of the Note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of the original issue discount previously includable in the gross income of any Holder (without regard to any acquisition premium), reduced by the amount of any payment other than a payment of qualified stated interest previously made with respect to the Note; the OID Regulations provide a special rule for determining the original issue discount allocable to an accrual period if an interval between payments of qualified stated interest contains more than one accrual period. The "yield to maturity" of the Note is the yield to maturity computed on the basis of a constant interest rate, compounding at the end of each accrual period; such constant yield, however, must take into account the length of the particular accrual period. If all accrual periods are of equal length except for an initial or an initial and final shorter accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; the original issue discount allocable to the final accrual period is in any event the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

     For purposes of calculating the yield and maturity of a Note subject to an issuer or Holder right to accelerate principal repayment, such call or put option is presumed exercised if the yield on the Note would be less or more, respectively, than it would be if the option were not exercised. The effect of this rule generally may be to accelerate or defer the inclusion of original issue discount in the income of a Holder whose Note is subject to a put or a call option, as compared to a Note that does not have such an option. If any such option presumed to be exercised is not in fact exercised, the Note is treated as reissued on the date of presumed exercise for an amount equal to its adjusted issue price on that date for purposes of redetermining such Note's yield and maturity and any related subsequent accruals of original issue discount.

     The OID Regulations describe certain categories of variable rate debt instruments which bear interest at a "qualifying variable rate." As a threshold matter, the issue price of the variable rate debt instrument may not exceed the total noncontingent principal payments by more than the product of such noncontingent principal payments and the lesser of (i) 15% or (ii) the product of 1.5% and the number of complete years in the debt instrument's term (or its weighted average maturity in the case of an installment obligation). The debt instrument further must provide for stated interest paid or compounded at least annually at (i) one or more "qualified floating rates," (ii) a single fixed rate and one or more "qualified floating rates," (iii) a single "objective rate," or
(iv) a single fixed rate and a single objective rate that is a "qualified inverse floating rate." A qualified floating rate or objective rate must be set at a "current value" of that rate; a "current value" is the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day. A "qualified floating rate" is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. A qualified floating rate may be multiplied by a fixed, positive multiple not exceeding 1.35, which may be increased or decreased by a fixed rate. Certain combinations of rates constitute a single qualified floating rate, including (i) interest stated at a fixed rate for an initial period of less than one year (changed to one year or less in the Proposed Regulations) followed by a qualified floating rate if the value of the floating rate at the issue date is intended to approximate the fixed rate, and (ii) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the debt instrument. A combination of such rates is conclusively presumed to be a single qualified floating rate if the values of all rates on the issue date are within 0.25% of each other. A variable rate that is subject to an interest rate cap, floor, "governor" or similar restriction on rate adjustment may be a qualified floating rate only if such restriction is fixed throughout the term of the debt instrument, or is not reasonably expected as of the issue date to cause the yield on the debt instrument to differ significantly from its expected yield absent the restriction. An "objective rate" is a rate (other than a qualified floating rate) determined using a single formula fixed for the life of the debt instrument, which is based on (i) one or more qualified floating rates (including a multiple or inverse of a qualified floating rate), (ii) one or more rates each of which would be a qualified floating rate for a debt instrument denominated in a foreign currency, (iii) the yield or changes in price of one or more items of "actively traded" personal property (other than stock or debt of the issuer or a related party), or (iv) a combination of the foregoing objective rates. The Proposed Regulations would alter the definition of "objective rate" to a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information (other than a rate based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party)); such change is proposed to be effective for debt instruments issued on or after the date that is 60 days after final regulations are published. The Internal Revenue Service may designate other variable rates that will be treated as objective rates. However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the debt instrument's term will differ significantly from the average value of such rate during the final half of its term. A combination of interest stated at a fixed rate for an initial period of less than one year (changed to one year or less in the Proposed Regulations) followed by an objective rate is treated as a single objective rate if the value of the objective rate at the issue date is intended to approximate the fixed rate; such a combination of rates is conclusively presumed to be a single objective rate if the objective rate on the issue date does not differ from the fixed rate by more than 0.25%. An objective rate is a qualified inverse floating rate if it is equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds (disregarding permissible rate caps, floors, governors and similar restrictions such as are discussed above).

     If a Note qualifies as a variable rate debt instrument, the OID Regulations specify rules for determining the amount of qualified stated interest and the amount and accrual of any original issue discount. If the Note bears interest that is unconditionally payable at least annually at a single qualified floating rate or objective rate, all stated interest is treated as qualified stated interest. The accrual of any original issue discount is determined by assuming the Note bears interest at a fixed interest rate equal to the issue date value of the qualified floating rate or qualified inverse floating rate, or equal to the reasonably expected yield for the Note in the case of any other objective rate. The Proposed Regulations clarify that the qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period. If the Note bears interest at a qualifying variable rate other than a single qualified floating rate, the amount and accrual of original issue discount generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the preceding sentence, (ii) determining the amount of qualified stated interest and original issue discount by assuming the Note bears interest at such substitute fixed rates, and (iii) making appropriate adjustments to the qualified stated interest and original issue discount so determined for actual interest rates under the Note. However, if such qualifying variable rate includes a fixed rate, the Note first is treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is such) in lieu of the fixed rate; the assumed variable rate would be a rate that would cause the Note to have approximately the same fair market value.

     Variable rate debt instruments that do not bear interest at a "qualifying variable rate" or that have an issue price that exceeds the noncontingent principal payments by more than the allowable amount will be treated as contingent payment debt instruments. The applicable Pricing Supplement will describe the material federal income tax consequences of the ownership of contingent payment debt instruments.

     In general, an individual or other cash method Holder of a Note that matures one year or less from the date of its issuance (a "Short-term Note") is not required to accrue original issue discount for federal income tax purposes unless it elects to do so. Holders who report income for federal income tax purposes on the accrual method and certain other Holders, including banks, regulated investment companies and dealers in securities, are required to include original issue discount on such Notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant interest method based on daily compounding. In the case of a Holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of such a Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing Holders who are not subject to the current inclusion requirement described in this paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such Notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

     Renewable Notes. A Holder of a Note with a Maturity Date that may be extended at the option of the Holder (a "Renewable Note") will determine yield and maturity of the Note depending upon whether the option to extend is treated as exercised. The option to extend shall be treated as exercised if the resulting yield on the Renewable Note would be greater than it would be if the option to extend were not exercised. Correspondingly, the option to extend shall be treated as not exercised if the resulting yield on the Renewable Note would be equal to or greater than it would be if the option to extend were exercised. A Renewable Note will not be considered to have original issue discount if the difference between the Note's stated redemption price at maturity determined under the foregoing rules and its issue price is less than 0.25% of the stated redemption price at maturity as so determined multiplied by the number of complete years to the Note's Maturity Date (or, the weighted average maturity, if applicable), as so determined.

     In addition, there is a possibility that a Holder of a Renewable Note that elects to extend the Maturity Date may be treated for federal income tax purposes as having exchanged such Note (the "Old Note") for a new Note with revised terms (the "New Note"). If the Holder is treated as having exchanged the Old Note for the New Note, such exchange may be treated as either a taxable exchange or a tax-free recapitalization, possibly on the day of the agreement to exercise the option even though the extension may not be immediately effective, with differing consequences under the original issue discount rules. On the other hand, if the Holder is not treated as exchanging the Old Note for the New Note, no gain or loss will be recognized as a result thereof.

     Holders of Notes should consult their own tax advisors regarding the tax consequences of holding and disposing of the Renewable Notes, including the decision whether to elect to extend the Maturity Dates.

     Premium and Market Discount. If a Holder purchases a Note (other than a Short-term Note) for an amount that is less than the Note's stated redemption price at maturity, or, in the case of a Note issued at an original issue discount, less than its adjusted issue price (as defined above) as of the date of purchase, the amount of the difference generally will be treated as "market discount" for federal income tax purposes; however, a Note acquired at its original issue will not have market discount unless the Note is purchased at less than its issue price. Market discount generally will be de minimis and hence disregarded, however, if it is less than the product of 0.25% of the stated redemption price at maturity of the Note and the number of remaining complete years to maturity (or weighted average maturity in the case of Notes paying any amount other than qualified stated interest prior to maturity). Under the market discount rules, a Holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of any accrued market discount which has not previously been included in income. If such Note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includable as ordinary income to the Holder as if such Holder had sold the Note at its then fair market value. In addition, the Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity of a Note, unless the Holder elects to accrue on a constant interest basis. A Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest basis), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

     A Holder who purchases a Note issued at an original issue discount for an amount exceeding its adjusted issue price (as defined above) and less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note with "acquisition premium." The amount of original issue discount which such Holder must include in gross income with respect to such Note will be reduced in the proportion that such excess bears to the original issue discount remaining to be accrued as of the Note's acquisition.

     A Holder who acquires a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at a premium, and may elect to amortize such premium using a constant interest method, generally over the remaining term of the Note. Any such election shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without consent of the Internal Revenue Service.

     Constant Yield Election. A Holder of a Note may elect to include in income all interest, discount and premium based on a constant yield method determined with respect to such Holder's basis. If such election is made with respect to a Note having market discount, such Holder will be deemed to have elected currently to include market discount on a constant interest basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a Note having amortizable bond premium, such Holder will be deemed to have made an election to amortize premium generally with respect to debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter.

     Sale and Retirement of the Notes. Upon the sale, exchange or retirement of a Note, a Holder will recognize taxable gain or loss equal to the difference between the amount realized from the sale, exchange or retirement and the Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount (see "Premium and Market Discount" above), such capital gain or loss will be long term capital gain or loss if the Note has been held for more than one year. A Holder's adjusted tax basis in a Note will equal the cost of the Note, increased by any original issue discount or market discount previously included in taxable income by the Holder with respect to such Note, and reduced by any amortizable bond premium applied to reduce interest on a Note, any principal payments received by the Holder, and in the case of Notes issued at an original issue discount, any other payments not constituting qualified stated interest (as defined above).

     Special rules regarding the treatment of gain realized with respect to Short-term Notes issued at an original issue discount are described under "Original Issue Discount" above.

     Nonfunctional Currency Notes. The following is a summary of the principal federal income tax consequences to a Holder of the ownership of a Note denominated in a Specified Currency other than the United States dollar ("Nonfunctional Currency Notes"). Persons considering the purchase of Nonfunctional Currency Notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdictions.

     In general, if a payment of interest with respect to a Note is made in (or determined by reference to the value of) a nonfunctional currency, the amount includable in the income of the Holder will be the United States dollar value of the nonfunctional currency payment based on the exchange rate in effect on the date of receipt or, in the case of an accrual basis Holder, based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year), in either case regardless of whether the payment is in fact converted into United States dollars. Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of the Nonfunctional Currency Note) in (or determined by reference to the value of) nonfunctional currency, an accrual basis Holder will recognize ordinary income or loss measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt. Accrual basis Holders may determine the United States dollar value of any interest income accrued in a nonfunctional currency under an alternative method, as described below as the "spot accrual convention."

     A Holder will have a tax basis in any nonfunctional currency received as a payment of interest on, or on the sale, exchange or retirement of the Nonfunctional Currency Note equal to the United States dollar value of such nonfunctional currency, determined at the time of such payment, or the disposition of the Nonfunctional Currency Note. Any gain or loss realized by a Holder on a sale or other disposition of nonfunctional currency (including its exchange for United States dollars or its use to purchase Nonfunctional Currency Notes) will be ordinary income or loss.

     A Holder's tax basis in a Nonfunctional Currency Note, and the amount of any subsequent adjustments to such Holder's tax basis, will be the United States dollar value of the nonfunctional currency amount paid for such Nonfunctional Currency Note, or the nonfunctional currency amount of the adjustment, determined on the date of such purchase or adjustment increased by the amount of any original issue discount included in the Holder's income with respect to the Nonfunctional Currency Note and reduced by the amount of any interest payments on the Nonfunctional Currency Note that are not qualified stated interest payments and by the amount of any amortizable bond premium applied to reduce interest on the Nonfunctional Currency Note. A Holder who converts United States dollars to a nonfunctional currency and immediately uses that currency to purchase a Nonfunctional Currency Note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. However, a Holder who purchases a Nonfunctional Currency Note with previously owned nonfunctional currency will recognize gain or loss in an amount equal to the difference, if any, between such Holder's tax basis in the nonfunctional currency and the United States dollar fair market value of the Nonfunctional Currency Note on the date of purchase.

     For purposes of determining the amount of any gain or loss recognized by a Holder on the sale, exchange or retirement of a Nonfunctional Currency Note (as described above in the section "Sale and Retirement of the Notes"), the amount realized upon such sale, exchange or retirement will be the United States dollar value of the nonfunctional currency received (or that was payable, in the case the payment was made in United States dollars), determined on the sale, exchange or retirement.

     Gain or loss realized upon the sale, exchange or retirement of a Nonfunctional Currency Note which is attributable to fluctuations in currency exchange rates will be treated as ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates will be calculated by multiplying the original purchase price paid by the Holder (expressed in the relevant nonfunctional currency) by the change in the relevant exchange rate (expressed in dollars per unit or relevant nonfunctional currency) between the date on which the Holder acquired the Nonfunctional Currency Note and the date on which the Holder received payment in respect of the sale, exchange or retirement of the Nonfunctional Currency Note. Such nonfunctional currency gain or loss will be recognized only to the extent of the total gain or loss realized by a Holder on the sale, exchange or retirement of the Nonfunctional Currency Note.

     Original issue discount on a Note which is also a Nonfunctional Currency
Note is to be determined for any accrual period in the relevant nonfunctional currency and then translated into the Holder's functional currency on the basis of the average exchange rate in effect during such accrual period. If the interest accrual period spans two taxable years, the original issue discount accruing within each year's portion of the accrual period is to be translated into United States dollars on the basis of the average exchange rate for the partial period within the taxable year. A Holder may elect to translate original issue discount (and, in the case of an accrual basis Holder, accrued interest) into United States dollars at the exchange rate in effect on the last day of an accrual period for the original issue discount or interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year (the "spot accrual convention"). Additionally if a payment of original issue discount or interest is actually received within five business days of the last day of the accrual period or taxable year, an electing Holder may instead translate such original issue discount or accrued interest into United States dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the Holder, and will be irrevocable without the consent of the Internal Revenue Service.

     If the Holder of a Nonfunctional Currency Note has not elected to include market discount in income currently as it accrues, the amount of accrued market discount must be determined in the nonfunctional currency and translated into United States dollars using the spot exchange rate in effect on the date principal is paid or the Nonfunctional Currency Note is sold, exchanged, retired or otherwise disposed of. If the Holder has elected to include market discount in income currently as it accrues, the amount of market discount which accrues during any accrual period will be required to be determined in units of nonfunctional currency and translated into United States dollars on the basis of the average exchange rate in effect during such accrual period.

     The Internal Revenue Service may treat, or the Holder meeting certain requirements may elect to treat, a Nonfunctional Currency Note and a spot contract, futures contract, forward contract, series of futures or forward contracts, a currency swap contract, or similar financial instrument entered into by the purchaser of the Nonfunctional Currency Note, that permits the calculation of a yield to maturity in the currency which the Holder will receive under such contract (a "hedge"), as a single transaction that creates a "synthetic debt instrument" subject to the original issue discount provisions described above. If a hedge is entered into after the date the Nonfunctional Currency Note is acquired, exchange gain or loss shall be realized on the Nonfunctional Currency Note determined solely by reference to changes in the exchange rates between the date the Nonfunctional Currency Note was acquired and the hedge was entered into and recognized on the date that the Nonfunctional Currency Note matures or is otherwise disposed of. Disposition or termination of the hedge will generally result in the Nonfunctional Currency Note being treated as sold for its fair market value on the date the hedge is disposed of or terminated, and disposition or termination of the Nonfunctional Currency Note will generally result in the hedge being treated as sold for its fair market value on the date the Nonfunctional Currency Note is disposed of or terminated. Any gain or loss (including gain or loss resulting from factors other than movements in exchange rates) from the identification date of the synthetic debt instrument to such deemed sale is realized and recognized on the date of such deemed sale. Alternatively, the offsetting positions may be subject to the straddle rules of section 1092 of the Code. Holders should consult their tax advisors concerning the tax effect of holding Nonfunctional Currency Notes and any offsetting positions.

     Backup Withholding and Information Reporting. A 31% "backup" withholding tax and certain information reporting requirements may apply to payments of principal, premium and interest (including any original issue discount) made to, and the proceeds of disposition of a Note by, certain Holders. Backup withholding will apply only if (i) the Holder fails to furnish its Taxpayer Identification Number ("TIN") to the payor, (ii) the Internal Revenue Service notifies the payor that the Holder has furnished an incorrect TIN, (iii) the Internal Revenue Service notifies the payor that the Holder has failed to report properly payments of interest and dividends or (iv) under certain circumstances, the Holder fails to certify, under penalty of perjury, that it has both furnished a correct TIN and not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     Non-United States Holders. A "non-United States Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust the income of which is includible in gross income for United States federal income tax purposes regardless of its source. A non-United States Holder generally will not be subject to United States federal withholding tax with respect to payments on Notes, provided that (1) such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) such Holder is not for United States federal income tax purposes a controlled foreign corporation related to the Company through stock ownership, (3) the beneficial owner of the Note certifies under penalties of perjury as to its status as a non-United States Holder and complies with applicable identification procedures, and (4) such payment is not a payment of "contingent interest" described in Code section 871(h)(4). In certain circumstances, the above-described certification can be provided by a bank or other financial institution. In addition, a non-United States Holder of a Note generally will not be subject to United States federal income tax on any gain realized upon the sale, retirement or other disposition of a Note, unless such Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, retirement or other disposition. If a non-United States Holder of a Note is engaged in a trade or business in the United States and income or gain from the Note is effectively connected with the conduct of such trade or business, the non-United States Holder will be exempt from the withholding tax discussed above if the appropriate exemption certification has been provided, but will generally be subject to regular United States income tax on such income and gain in the same manner as if it were a United States Holder. In addition, if such non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments.

     Backup withholding will not apply to payments of principal, premium, if any, and interest made to a non-United States Holder by the Company on a Note with respect to which the Holder has provided the required certification under penalties of perjury of its non-United States Holder status or has otherwise established an exemption, provided in each case that the Company or its paying agent, as the case may be, does not have actual knowledge that the payee is a United States person. Payments on the sale, exchange or other disposition of a Note to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is derived from its conduct of a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies under penalties of perjury to its non-United States Holder status or otherwise establishes an exemption.

     Non-United States Holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company through Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. each of whom has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company will pay each Agent a commission ranging from .075% to .600% of the principal amount of any Note sold through any such Agent. The Company may sell the Notes to each of the Agents, as principal, at a discount for their own account or for resale to investors or other purchases at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent or, if so agreed, at a fixed public offering price. The Company may also appoint additional agents and has reserved the right to sell the Notes by other means. In the case of sales made directly by the Company, no commission will be payable. The Company has agreed to reimburse the Agents for certain expenses.

     The Company will have the sole right to accept offers to purchase the Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised and without notice to the Company, to reject any offer to purchase Notes received by it in whole or in part.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing

Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may be changed.

     The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), or to contribute to payments such Agent may be required to make in respect thereof. Each Agent may be deemed to be an "Underwriter" within the meaning of the Act.

     No Note will have an established trading market when issued. The Company does not intend to list the Notes on a national securities exchange. The Company has been advised by the Agents that each of them currently intends to make a market in the Notes but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     From time to time, the Agents and certain of their affiliates perform investment banking and other financial services including commercial banking services for the Company and its affiliates.

                                    VALIDITY

     The validity of the Notes offered hereby will be passed upon for the Company by Henry Lerner, Esq., Senior Vice President, General Counsel and Secretary to the Company and for the Agents by Orrick, Herrington & Sutcliffe, San Francisco, California. Orrick, Herrington & Sutcliffe is acting as Special Tax Counsel to the Company in connection with the Notes offered hereby. Furthermore, from time to time, Orrick, Herrington & Sutcliffe performs various legal services for the Company and its Subsidiaries.

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

PROSPECTUS

                                 $1,500,000,000

                            USL CAPITAL CORPORATION

                          DEBT SECURITIES AND WARRANTS

     USL Capital Corporation (the "Company") may offer from time to time its debt securities consisting of debentures, notes, bonds and/or other evidences of indebtedness ("Debt Securities") and warrants to purchase Debt Securities ("Warrants") with an aggregate initial public offering price of up to U.S. $1,500,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units ("ECU"). The Debt Securities and Warrants may be offered in separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus (each a "Prospectus Supplement"). The Debt Securities and Warrants may be sold for U.S. dollars, one or more foreign currencies or amounts determined by reference to an index, and the principal of and any interest on the Debt Securities may likewise be payable in U.S. dollars, one or more foreign currencies or amounts determined by reference to an index.

     The terms of the Debt Securities and any Warrants, including, where applicable, the specific designation, aggregate principal amount, initial public offering price, currency, denomination, maturity, premium, rate (which may be fixed or variable) and time of payment of interest, terms for redemption at the option of the Company or the holder, for sinking fund payments, for payments of additional amounts or for exercising the Warrants, will be set forth in the applicable Prospectus Supplement.

     The Debt Securities and Warrants may be sold through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The Debt Securities and Warrants may also be sold directly by the Company or through agents designated from time to time. If any underwriters or agents are involved in the sale of the Debt Securities or Warrants, their names, the principal amount of Debt Securities or Warrants to be purchased by them and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution." With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the applicable Prospectus Supplement will set forth a description of the Debt Securities for which the Warrants are exercisable and the offering price, if any, exercise price, duration, detachability and any other specific terms of the Warrants.

     The Debt Securities may be issued in registered form or bearer form with coupons attached or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Debt Securities in bearer form will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

     This Prospectus may not be used to consummate sales of Debt Securities or Warrants unless accompanied by a Prospectus Supplement.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

               The date of this Prospectus is December 21, 1994.

                     INFORMATION INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1993, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and prior to the termination of the offering of the Debt Securities and Warrants offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Treasurer, USL Capital Corporation, 733 Front Street, San Francisco, California 94111 (telephone: 415-627-9000).

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at Regional Offices of the Commission located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048; and at the public reference facilities of the Commission located at 450 Fifth Street N.W., Washington, D.C. 20549. Copies of such material can be obtained from the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.
                               ------------------

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars" or "U.S. $").

     The following information, which is being disclosed pursuant to Florida law, is accurate as of the date of this Prospectus. Autolatina-Comercio, Negocios e Participaces Ltda., a Brazilian company ("Autolina"), is a joint venture between Ford Motor Company ("Ford"), an affiliate of the Company, and Volkswagen AG in which Ford has a 49% ownership interest. Autolina occasionally sells vehicles to persons located in Cuba. Each such sale is made pursuant to a specific license granted to Ford by the U.S. Department of Treasury. The last such sale, which involved one medical supply vehicle, was made to Cubanacan in April 1991. Current information concerning Autolatina's or its Ford-related affiliates' business dealings with the government of Cuba or with persons located in Cuba may be obtained from the State of Florida Department of Banking and Finance at The Capitol Building, Suite 1401, Tallahassee, Florida 32399-0350 (telephone number 904-488-0545).

                            USL CAPITAL CORPORATION

     USL Capital Corporation is a large and diversified commercial financing company. The Company provides a wide range of financing services through six core business units, including:

     - Business Equipment Financing -- leasing and financing of office and other business and commercial equipment directly with customers and through vendor programs;

     - Transportation and Industrial Financing -- leasing and financing of large-balance transportation equipment (principally commercial aircraft) and industrial and energy facilities;

     - Fleet Services -- leasing and managing of commercial automobile, van and light truck fleets;

     - Municipal and Corporate Financing -- financing of essential-use equipment for state and local governments and investing in publicly traded and privately placed preferred stocks and senior and subordinated debt of public and private companies;

     - Real Estate Financing -- mortgage financing of income-producing real estate, including apartments, office buildings, shopping centers and warehouses; and

     - Rail Services -- full-service leasing of railroad equipment to industrial shippers and railroads.

     Through these core business units, the Company operates principally in the United States.

     The Company, a Delaware corporation, has been a wholly owned subsidiary of Ford Holdings, Inc. ("Ford Holdings") since October 1, 1989, on which date all of the Company's capital stock was transferred by Ford to Ford Holdings, a then newly formed Delaware corporation. All of the outstanding common stock of Ford Holdings, representing 75% of the combined voting power of all classes of its capital stock, is owned by Ford and Ford Motor Credit Company ("Ford Credit"), a wholly owned subsidiary of Ford. The balance of the capital stock, consisting of shares of Flexible Rate Auction Preferred Stock, accounts for the remaining 25% of the total voting power. The Company changed its name from United States Leasing International, Inc. to USL Capital Corporation on November 12, 1993 and was originally organized as a California corporation on October 1, 1956. The Company was purchased by Ford on November 18, 1987.

     The principal executive offices of the Company are located at 733 Front Street, San Francisco, California 94111 (telephone (415) 627-9000).

                                USE OF PROCEEDS

     Except as otherwise described in the Prospectus Supplement, the Company intends to use the net proceeds of the Debt Securities and Warrants for general corporate purposes, principally to reduce short-term borrowings incurred primarily for the purchase of equipment for lease to others and to fund other commercial financing transactions. In addition, proceeds may be used to fund possible future acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges has been computed by dividing income before taxes on income and fixed charges (after eliminating equity in undistributed net income of associated companies, and related foreign exchange gains or losses) by fixed charges. Fixed charges consist of interest, amortization of debt issue cost and discount or premium, and one-third of rentals (representing the estimated interest factor of such rentals).

                                            NINE MONTHS
                                               ENDED                        YEAR ENDED
                                           SEPTEMBER 30,                   DECEMBER 31,
                                           -------------     ----------------------------------------
                                           1994     1993     1993     1992     1991     1990     1989
                                           ----     ----     ----     ----     ----     ----     ----
Ratio of earnings to
  fixed charges..........................  1.67     1.61     1.63     1.57     1.57     1.42     1.22

                       DESCRIPTION OF THE DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate and summaries of certain provisions of the Indenture, which do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indenture. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. The Debt Securities are to be issued under an Indenture dated as of November 15, 1994 (the "Indenture") between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Trustee"). The form of the Indenture (as defined below) is an exhibit to the Registration Statement.

     Numerical references in parentheses below are to sections of the Indenture and, unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Indenture.

GENERAL

     Debt Securities and Warrants offered by this Prospectus will be limited to an aggregate initial public offering price of U.S. $1,500,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies (including ECU). The Indenture provides that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. (Section 301)

     The Debt Securities will be unsecured and will rank on a parity with each other and with all other unsecured and unsubordinated indebtedness of the Company.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities offered thereby:
(1) the title of the Debt Securities; (2) any limit on the aggregate principal amount of the Debt Securities; (3) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether the Debt Securities are to be issuable with or without coupons or both, whether any Bearer Securities will be subject to any limitations on offering, sale and distribution, whether any of the Debt Securities are to be issuable initially in temporary global form and whether any of the Debt Securities are to be issuable in permanent global form; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the Debt Securities will mature; (6) the rate or rates at which the Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which any such interest will accrue; (7) the Interest Payment Dates on which any such interest on the Debt Securities will be payable, and the Regular Record Date for any interest payable on any Debt Securities which are Registered Securities on any Interest Payment Date; (8) the manner in which or the person to whom any interest on any Registered Security will be payable if other than the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest as described under "Payment and Paying Agents" below, the manner in which, or the person to whom, any interest on any Bearer Security will be paid if other than in the manner described under "Payment and Paying Agents" below and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner described under "Temporary Global Securities" below; (9) the obligation, if any, of the Company to redeem or purchase Debt Securities pursuant to any mandatory or optional sinking fund or analogous provisions and the other detailed terms and provisions upon which the Debt Securities shall be redeemed or purchased in whole or in part, pursuant to such obligation; (10) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described under "Form, Exchange, Registration and Transfer" below, the Debt Securities may be presented for registration of transfer or exchange; (11) the date, if any, after which and the price or prices at which the Debt Securities may be redeemed, in whole or in part at the option of the Company or the Holder, or pursuant to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (12) the denominations in which any Debt Securities will be issuable;

(13) the currency or currencies, including composite currencies, of payment of principal of and any premium and interest on the Debt Securities if other than the currency of the United States of America, and the agency or organization responsible for overseeing such composite currency; (14) if the principal of and any premium or interest on the Debt Securities are to be payable, at the election of the Company or the Holder, in a currency or currencies, including composite currencies, other than that or those in which the Debt Securities are stated to be payable, the currency or currencies in which payment of the principal of and any premium and interest on the Debt Securities as to which such election is made shall be payable and the other detailed terms and conditions upon which such election is to be made; (15) any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities; (16) the portion of the principal amount of the Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (17) the application, if any, of either or both of the defeasance or covenant defeasance sections of the Indenture as described below under "Defeasance and Covenant Defeasance" to the Debt Securities; (18) the Person who shall be the Security Registrar for Debt Securities issuable as Registered Securities, if other than the Trustee, the Person who shall be the initial Paying Agent and the Person who shall be the initial Common Depositary or the depositary, as the case may be; (19) any other terms of the Debt Securities not inconsistent with the provision of the Indenture; and (20) the terms of any Warrants offered together with such Debt Securities. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities of such series.

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amounts. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount will be set forth in the Prospectus Supplement relating thereto. Special United States tax considerations applicable to any Debt Securities that are denominated in a currency other than United States dollars or that use an index to determine the amount of payments of principal of and any premium and interest on the Debt Securities will be set forth in a Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, definitive Bearer Securities (other than Bearer Securities in global form) will have interest coupons attached. (Section 201) The Indenture also will provide that Bearer Securities of a series may be issuable in permanent global form. (Section 201) See "Permanent Global Securities." If Bearer Securities are being offered, the applicable Prospectus Supplement will set forth various limitations on their offering, sale and distribution.

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series of authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between the close of business on a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305) Each Bearer Security other than a temporary global Bearer Security will bear a legend substantially to the following effect:
"Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Debt Security issued in global form) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Unless the Prospectus Supplement provides otherwise, the Trustee will be the initial Security Registrar for the Debt Securities. (Sections 101 and 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Security Registrar) acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

     The Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before (a) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and ending at the close of business on the day for such mailing and
(b) if Debt Securities of the series are issuable as either Bearer Securities or Registered Securities, the earlier of the day of the first publication of the relevant notice of redemption or the mailing of the relevant notice of redemption and ending on the close of business on such earlier day; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security or coupon, as the case may be, of the same series and like tenor which is simultaneously surrendered for redemption. (Section 305)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time or, at the option of the Holder, by a check or by transfer to an account maintained by the payee with a bank located outside the United States. (Section
1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender outside the United States, to a Paying Agent, of the coupon relating to such Interest Payment Date. (Section 1001 and 1002) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Brooklyn, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Sections 307 and 1001)

     Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Brooklyn, The City of New York, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the limited circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxemborg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxemborg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section 1002)

     All moneys paid by the Company to a Paying Agent or held by the Company in trust for the payment of principal of and any premium or interest on any Debt Security, which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable, will be discharged from trust and repaid to the Company and the Holder of such Debt Security or any coupon will thereafter, as an unsecured general creditor, look only to the Company for payment thereof. (Section 1003)

TEMPORARY GLOBAL SECURITIES

     If so specified in an applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary global Securities to be deposited with a common depositary for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel S.A. ("Cedel") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Security and described in an applicable Prospectus Supplement, each such temporary global Security will be exchangeable for definitive Bearer Securities, definitive Registered Securities or all or a portion of a permanent global Bearer Security, or any combination thereof, as specified in an applicable Prospectus Supplement, only under the circumstances set forth in the accompanying pricing supplement to such Prospectus Supplement. No definitive Bearer Security delivered in exchange for a portion of a temporary global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 303 and 304) Any special restrictions on delivery of a Debt Security issued in permanent global form will be set forth in a Prospectus Supplement relating thereto.

PERMANENT GLOBAL SECURITIES

     If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the distribution procedures applicable to such securities in permanent global form (including any applicable certification requirements) and the circumstances, if any, under which beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount of any authorized form and denomination. (Section 305) A Person will, except with respect to payment of principal of and any premium and interest on such permanent global Security, be treated as a Holder of such principal amount of Outstanding Securities represented by such permanent global Security as shall be specified in a written statement of the Holder of such permanent global Security. (Section 203) Principal of and any premium and interest on a permanent global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

     Limitations on Liens. The Indenture provides that the Company will not create or permit to continue in existence any Lien upon any of the Property of the Company to secure Indebtedness of the Company other than (i) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons; (ii) Liens incurred or deposits made in the ordinary course of business (a) in connection with worker's compensation, unemployment insurance, social security and other like laws or (b) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property;
(iii) attachments, judgments and other similar liens arising in connection with court proceedings, provided that the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively contested in good faith; (iv) any purchase money mortgage or other Lien on Property acquired or constructed by the Company, or any mortgage or other Lien created on such Property within 90 days after its acquisition or construction, which secures Indebtedness (as defined below) representing all or a portion of the purchase price or construction costs thereof; (v) any lease of Property in which the Company is the lessee, other than a lease which is part of a sale and leaseback transaction not entered into in the ordinary course of business; (vi) Liens on Property subject to lease by the Company to others (including Liens on the rights of the Company under such lease) in respect of which the holder of the Indebtedness has no recourse against the Company except recourse to such Property or to the proceeds from any sale or lease of such Property; (vii) Liens on any Property existing at the time of acquisition of such Property (including acquisition through merger or consolidation); (viii) Liens on Property or shares of stock of a corporation at the time the corporation becomes a Subsidiary or merges into or consolidates with the Company or a Subsidiary; (ix) Liens securing indebtedness of a Subsidiary owing to the Company or another Subsidiary; (x) Liens on Property which has been transferred by the Company in a transaction which has been accounted for as a sale under generally accepted accounting principles; (xi) exclusive of any other Lien permitted, other Liens, provided that the outstanding aggregate principal amount of the Indebtedness of the Company secured by all such other Liens shall not at any time exceed an amount equal to 5% of the total assets of the Company after deducting its intangible assets, all determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied; and (xii) an extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien or Liens referred to in the foregoing provisions provided, however, that such extension, renewal or replacement Lien shall be limited to all or a part of the same Property that secured the Lien or Liens extended, renewed or replaced (plus improvements on such property). In the event the Company creates or permits to continue a non-permitted Lien, the Company will cause the Debt Securities to be secured equally and ratably with all other obligations secured by such Lien. (Section
1007)

     "Indebtedness" of any Person is defined in the Indenture as all obligations thereof for (i) money borrowed, which obligations are incurred, assumed or guaranteed by such Person and (ii) the present value of all payments due under any lease or under any other arrangement for retention of title if such lease or other arrangement is a financing lease under generally accepted accounting principles which, in the case of (i) or (ii) above, in accordance with generally accepted accounting principles, would be classified as liabilities in the accounts of such Person or for which, in accordance with such principles, a reserve would be set up in such accounts. The amount of any Indebtedness shall equal the aggregate amount of such liabilities and reserves as reflected on such Person's balance sheet at the date of any determination.

     Limitations on Mergers. The Indenture provides that if any merger or consolidation of the Company with or into any other corporation or any conveyance or transfer to any person of all or substantially all of the property or assets of the Company would subject any of the property or assets of the Company owned immediately prior to such consolidation, merger, conveyance or transfer to any mortgage, pledge, lien, lease, charge or other security interest, the Company will, prior to such consolidation, merger, conveyance or transfer, secure the Debt Securities, equally and ratably with any other Debt of the Company then entitled to be so secured, by a direct lien on all such property or assets equal to and ratable with all Liens other than any theretofore existing thereon. (Section 803)

ABSENCE OF RESTRICTIVE COVENANTS AND EVENT RISK PROVISIONS

     The Indenture does not contain any provision which will restrict the Company in any way from paying dividends or making other distributions on its capital stock or purchasing or redeeming any of its capital stock, or from incurring, assuming or becoming liable upon any type of debt or other obligations of the Company. The Indenture does not contain any financial ratios or specified levels of net worth or liquidity to which the Company must adhere. In addition, the Indenture does not contain any provisions which would require the Company to repurchase or redeem or otherwise modify the terms of any of its Debt Securities upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Outstanding Securities under the Indenture, may consolidate with or merge into, or convey or transfer its assets substantially as an entirety to, any Person that is a corporation, partnership or trust organized and existing under the laws of any domestic jurisdiction, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default and no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

DEFAULTS AND CERTAIN RIGHTS ON DEFAULT

     An Event of Default with respect to any series of Debt Securities is defined in the Indenture as being any of the following events and such other event as may be established for the Debt Securities of such series: (i) default for 30 days in any payment of interest on any Debt Security of such series; (ii) default with respect to any Debt Security of such series in any payment of principal or premium, if any, when due; (iii) default in the deposit of any sinking fund instalment when due; (iv) default in performance of any other covenant in the Indenture for 30 days after notice to the Company by the Trustee or the Holders of 25% in principal amount of the Debt Securities of such series then outstanding; (v) default for 10 days after notice in respect of any Indebtedness of the Company or any Subsidiary as a result of which such Indebtedness shall be declared due and payable prior to maturity; or (vi) certain events in bankruptcy, insolvency or reorganization. No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. (Section 501) In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of the series then outstanding may declare the principal of such series (or a portion of the principal amount in the case of certain discounted Debt Securities) to be due and payable. (Section
502) Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series, except in each case a failure with respect to any Debt Security to pay principal, premium, if any, or interest, if any. (Section 513)

     The Indenture requires the Company to file annually with the Trustee an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 1005) The Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of a particular series of any default (except in payment of principal, premium, if any, or interest, if any, or in the payment of any sinking fund installment) with respect to such series of Debt Securities if it considers it in the interest of the Holders of such series of Debt Securities to do so. (Section 602)

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities of a particular series affected shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. (Section 512)

MEETINGS, MODIFICATION AND WAIVER

     Except as to certain modifications and amendments not adverse to holders of Debt Securities, modifications and amendments of certain restrictive provisions under the Indenture may be made only with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby: (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security or related coupon, (ii) reduce the principal amount of, or premium or interest on, any Debt Security or related coupon or any premium payable upon the redemption thereof, (iii) change any obligation of the Company to pay additional amounts, (iv) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (v) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (vii) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (viii) reduce the requirements contained in the Indenture for quorum or voting, (ix) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, (x) adversely affect the right of repayment, if any, of the Debt Securities at the option of the Holders thereof, or (xi) modify any of the above provisions. (Section 902)

     The Holders of at least a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1009) The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series and any coupons appertaining thereto, waive any past default and its consequences under the Indenture with respect to Debt Securities of that series, except a default (i) in the payment of principal of (or premium, if any) or any interest on any Debt Security or coupon of such series, and (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series or coupon affected. (Section 513)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities or the number of votes entitled to be cast by the Holder of any Debt Security (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined as of the date of original issuance of such Debt Security by the Company in good faith, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined as of the date of original issuance of such Debt Security, of the amount determined as provided in (i) above) and (iii) except as specified in the Indenture, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding. (Section 101)

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. (Section 1301) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section
1302) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum (as described below) is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, any resolution with respect to any consent or waiver which must be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series may be adopted at a meeting or an adjourned meeting duly convened at which a quorum is present only by the affirmative vote of the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of that series; and provided, further, that, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of at least such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which must be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Securities of such series will constitute a quorum. (Section 1304)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides, unless the Company elects otherwise pursuant to
Section 301 of the Indenture with respect to the Debt Securities of any series, that the Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities under Sections 1006, 1007 and 1008 of the Indenture ("covenant defeasance"), in either case upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor and any amounts that may be payable at the option of the Holder on any Repayment Date. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred and, in the case of Bearer Securities, there will be no adverse federal tax consequences to the Holders of such Bearer Securities as a result of such defeasance or covenant defeasance. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. In the case of covenant defeasance, such termination will not relieve the Company of its obligation to pay when due the principal of or interest on the Debt Securities of such series if the Debt Securities of such series are not paid from the money or U.S. Government Obligations held by the Trustee for the payment thereof. The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series. (Article Fourteen)

NOTICES

     Except as otherwise provided in the Indenture, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106)

TITLE

     Title to any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof

(whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF DEBT SECURITIES AND COUPONS

     Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security, coupon or coupons or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306)

CONCERNING THE TRUSTEE

     The Trustee has from time to time made loans to the Company and has performed other services for the Company in the normal course of its business and the Company expects to continue to conduct such transactions with the Trustee. Under the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the occurrence and continuance of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if, upon the occurrence of a default under the indenture, the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                            DESCRIPTION OF WARRANTS

     The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants.

     Warrants may be offered independently or together with any series of Debt Securities offered by a Prospectus Supplement and may be attached to or separate from such Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to such series of Warrants. The Warrant Agent will act solely as the agent of the Company in connection with the certificates for the Warrants (the "Warrant Certificates") of such series and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Copies of the forms of Warrant Agreements, including the forms of Warrant Certificates, are filed as an exhibit to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

GENERAL

     Reference is hereby made to the Prospectus Supplement relating to the particular series of Warrants, if any, offered thereby for the terms of such Warrants including, where applicable: (i) the offering price; (ii) the currencies in which such Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such

Warrants; (iv) the designation and terms of the series of Debt Securities with which such Warrants are being offered and the number of such Warrants being offered with each such Debt Security; (v) the date on and after which such Warrants and the related series of Debt Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Warrant and the price at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) federal income tax consequences; and (ix) any other terms of such Warrants.

     Warrant Certificates of each series will be in registered form and will be exchangeable at the option of the holder thereof for Warrant Certificates of such series of like tenor representing in the aggregate the number of Warrants surrendered for exchange. Warrant Certificates of each series will be transferable upon surrender without service charge, subject to the payment of any taxes or other governmental charges due in respect of a transfer, and will be exchangeable and transferable at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement relating to such series of Warrants. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the series of Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest on the series of Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the Indenture.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder thereof to purchase such principal amount of the related series of Debt Securities at such exercise price as shall in each case be set forth in, or calculable as set forth in, the Prospectus Supplement relating to such Warrant. Warrants of a series may be exercised at the corporate trust office of the Warrant Agent for such series of Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Warrants) at any time prior to 5:00 P.M., New York City time, on the Expiration Date set forth in the Prospectus Supplement relating to such series of Warrants. After the close of business on the Expiration Date relating to such series of Warrants (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants of such series will become void.

     Warrants of a series may be exercised by delivery to the appropriate Warrant Agent of payment, as provided in the Prospectus Supplement relating to such series of Warrants, of the amount required to purchase the principal amount of the series of Debt Securities purchasable upon such exercise, together with certain information as set forth on the reverse side of the Warrant Certificate evidencing such Warrants. Such Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of such Warrant Certificate. Upon receipt of such payment and such Warrant Certificate, properly completed and duly executed, at the corporate trust office of the appropriate Warrant Agent (or any other office indicated in the Prospectus Supplement relating to such series of Warrants), the Company will, as soon as practicable, issue and deliver the principal amount of the series of Debt Securities purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities and the Warrants separately or together (i) to one or more underwriters for public offering and sale by them and (ii) to investors directly or through agents. The distribution of the Debt Securities and the Warrants may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Debt Securities and the Warrants offered thereby.

     In connection with the sale of the Debt Securities and the Warrants, underwriters, dealers or agents may receive compensation from the Company or from purchasers of the Debt Securities and the Warrants for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the Debt Securities and the Warrants may be deemed to be underwriters under the Securities Act of 1933, as amended, and any discounts or commissions received by them and any profit on the resale of the Debt Securities and the Warrants received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in the Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements that may be entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     All Debt Securities and Warrants will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities or Warrants are sold by the Company for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company and Ford in the ordinary course of business.

                                    VALIDITY

     The validity of the Debt Securities and the Warrants is being passed upon for the Company by Henry Lerner, Esq., Senior Vice President, General Counsel and Secretary to the Company and certain legal matters will be passed upon for any underwriters or agents by Orrick, Herrington & Sutcliffe, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements and related supplemental schedules of USL Capital Corporation and subsidiary companies appearing in the Company's 1993 Annual Report on Form 10-K have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their opinion thereon incorporated herein by reference. Such financial statements and related schedules have been so incorporated in reliance upon such opinion given upon the authority of that firm as experts in accounting and auditing.

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NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT TO    THE DATE OF SUCH INFORMATION.
          ------------------
TABLE OF CONTENTS PROSPECTUS SUPPLEMENT

                                         PAGE
Selected Financial Data.................  S-2
Important Currency Information..........  S-3
Description of Notes....................  S-3
Currency Risks..........................  S-16
Certain United States Federal Income Tax
  Consequences..........................  S-18
Plan of Distribution....................  S-26
Validity................................  S-27

                   PROSPECTUS

Information Incorporated by Reference...  2
Available Information...................  2
USL Capital Corporation.................  3
Use of Proceeds.........................  3
Ratio of Earnings to Fixed Charges......  3
Description of the Debt Securities......  4
Description of Warrants.................  12
Plan of Distribution....................  13
Validity................................  14
Experts.................................  14

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                  $490,000,000

            USL CAPITAL CORPORATION

                 MEDIUM-TERM NOTES,
                      SERIES D

                 DUE FROM NINE MONTHS
                   TO 30 YEARS FROM
                    DATE OF ISSUE

               ------------------------

                         LOGO

               ------------------------

                  GOLDMAN, SACHS & CO.

                     LEHMAN BROTHERS

                   MERRILL LYNCH & CO.

                    J.P. MORGAN & CO.

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